    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Strong operational improvements drove a meaningful increase in profitability across diverse end markets

Fourth Quarter 2024 Highlights
•Net sales of $803 million in the fourth quarter, down 4% year-over-year
•Net income of $9.5 million, or $0.37 per diluted share, in the fourth quarter, up from a net loss of $2.4 million in the fourth quarter of 2023
•EBITDA of $46 million in the fourth quarter, or 5.7% of net sales, up 29% year-over-year
•Increased quarterly dividend to $1.15 per share, totaling $29 million paid in the fourth quarter
Full Year 2024 Highlights
•Net sales of $3.7 billion, down 1% year-over-year
•Net income of $143 million, or $5.60 per diluted share, up 123% year-over-year
•EBITDA of $344 million, or 9.2% of net sales, up 35% year-over-year
•Operating profit margin of 5.8% in 2024, up from 3.3% in 2023
•Cash flows from operating activities of $370 million
•Net repayments of indebtedness of $89 million
•Returned $109 million to shareholders through quarterly dividends in 2024
•Strong liquidity position with $166 million of cash and cash equivalents and $453 million of availability on revolving credit facility at December 31, 2024
•Introduced groundbreaking innovation with our Touring Coil Suspension product

Elkhart, Indiana - February 11, 2025 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported fourth quarter and full year 2024 results.

“Lippert demonstrated continued market leadership and resilience in 2024, leveraging cost savings and operational improvements to increase EBITDA by $89 million over 2023. This performance came despite a challenging RV and marine industry backdrop, as meaningful investments toward innovations like our Touring Coil Suspension, anti-lock braking systems, our Chill Cube revolutionary RV air conditioning system, and our new RV window series fueled content expansion and further market share gains. Our diversified end markets—particularly our Aftermarket segment—helped us navigate volatility by expanding growth opportunities and bolstering profitability. Our Aftermarket business also continues to benefit from a growing presence within Camping World stores, as we achieved revenue growth of $12 million within the 14 newly upfitted locations against an environment that was declining only a year ago,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer.

“As we enter 2025, we are focused on continuing to expand profitability and remain committed to achieving further cost savings in addition to the significant strides made in 2024. We’re also seeing modest improvement in the RV market, with consolidated January sales up 6% year-over-year along with growing optimism from customers," Mr. Lippert continued. "Overall, not only is Lippert well positioned to capitalize on an industry recovery due to our operational flexibility and agility, but we have the playbook required to further expand business in our other end markets, including aftermarket, building products, transportation, and utility trailers. We believe these factors, along with our experienced leadership team and numerous competitive advantages, will enable us to achieve our target of $5 billion in net sales organically by 2027 as well as a return to double digit operating margins.”

“Thanks to the dedication of our experienced leadership team and team members, along with our focus on safety, quality, and customer service, we strengthened our leadership position within the recreation space in 2024. As we enter 2025, we remain committed to creating value for all stakeholders through disciplined execution and strategic growth initiatives,” commented Ryan Smith, LCI Industries' Group President - North America.

Fourth Quarter 2024 Results

Consolidated net sales for the fourth quarter of 2024 were $803.1 million, a decrease of 4% from 2023 fourth quarter net sales of $837.5 million. Net income in the fourth quarter of 2024 was $9.5 million, or $0.37 per diluted share, compared to a net loss of $2.4 million, or $(0.09) per diluted share, in the fourth quarter of 2023. EBITDA in the fourth quarter of 2024 was $45.8 million, compared to EBITDA of $35.6 million in the fourth quarter of 2023. Additional information regarding EBITDA, as well as reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure of net income (loss), is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales for the fourth quarter of 2024 was primarily driven by lower sales to North American marine and utility trailer OEMs, declines in wholesale shipments of motorhome RV units and an increased shift in unit mix towards lower content single axle travel trailers, partially offset by increased North American RV wholesale shipments of travel trailers and fifth-wheels and market share gains in the automotive aftermarket.

Full Year 2024 Results

Consolidated net sales for the full year 2024 were $3.7 billion, a decrease of 1% from full year 2023 net sales of $3.8 billion. Net income for the full year 2024 was $142.9 million, or $5.60 per diluted share, compared to net income of $64.2 million, or $2.52 per diluted share, for the full year 2023. EBITDA for the year ended December 31, 2024 was $343.9 million, compared to EBITDA of $255.2 million for the year ended December 31, 2023. Additional information regarding EBITDA, as well as reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure of net income (loss), is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales was primarily driven by decreased industry production levels in the North American marine, utility trailer, and European RV markets and an increased shift in RV unit mix towards lower content single axle travel trailers, partially offset by a 7% increase in total North American RV wholesale shipments and sales from acquisitions. Net sales from acquisitions completed in 2023 and 2024 contributed approximately $21.4 million in 2024.

January 2025 Results

January 2025 consolidated net sales were approximately $328 million, up 6% from January 2024, primarily due to increases in RV OEM sales of 17% and aftermarket sales of 6%, partially offset by softness in international and other adjacent markets.

OEM Segment - Fourth Quarter Performance

OEM net sales for the fourth quarter of 2024 were $621.6 million, a decrease of $36.5 million compared to the same period of 2023. RV OEM net sales for the fourth quarter of 2024 were $376.1 million, down 3% compared to the same prior year period, primarily driven by a 21% decrease in motorhome wholesale shipments and a shift in RV unit mix towards lower content single axle travel trailers, partially offset by a 7% increase in North American travel trailer and fifth-wheel wholesale shipments and market share gains. Adjacent Industries OEM net sales for the fourth quarter of 2024 were $245.5 million, down 9% year-over-year, primarily due to lower sales to North American marine and utility trailers OEMs. This decline was driven by current dealer inventory levels, inflation, and elevated interest rates impacting retail consumers. North American marine OEM net sales in the fourth quarter of 2024 were $55.1 million, down 15% year-over-year.

Operating profit of the OEM Segment was $1.9 million in the fourth quarter of 2024, or 0.3% of net sales, compared to an operating loss of $11.7 million, or (1.8)% of net sales, in the same period in 2023. The operating profit expansion of the OEM Segment for the quarter was primarily driven by operational improvements, partially offset by the impact of fixed costs spread over decreased sales.

Aftermarket Segment - Fourth Quarter Performance

Aftermarket net sales for the fourth quarter of 2024 were $181.6 million, an increase of 1% compared to the same period of 2023. Resiliency in the Aftermarket Segment was primarily driven by market share gains in the automotive aftermarket, partially offset by lower volumes within the marine aftermarket. Operating profit of the Aftermarket Segment was $14.3 million in the fourth quarter of 2024, or 7.9% of net sales, in line with the same period of 2023. The operating profit margin of the Aftermarket Segment for the quarter was impacted by increased labor costs due to product mix and increased facility costs resulting from investments to expand capacity within the automotive aftermarket, partially offset by decreased material costs.

“Our automotive aftermarket business has consistently outperformed, achieving a 7% increase in sales in the full year 2024 that has helped offset softness in the RV and marine aftermarkets," commented Jamie Schnur, LCI Industries’ Group President – Aftermarket. "This growth was further fueled by Lippert’s increasing content on RVs, which drives demand for our replacement and repair parts. By continuing to differentiate ourselves through high-quality product offerings and exceptional service, we are building further trust with both dealers and consumers. Moving forward, we remain focused on expanding our presence in premium markets to support Lippert’s long-term, profitable growth.”

Income Taxes

The Company's effective tax rate was 24.5% and 13.5% for the year and quarter ended December 31, 2024, respectively, compared to 22.7% and 65.2% for the year and quarter ended December 31, 2023, respectively. The increase in the effective tax rate for the full year 2024 compared to 2023 was primarily due to an increase in the state tax rate. Due to certain operating losses in the fourth quarter of 2023, discrete adjustments related to an increase in life insurance contract assets had a proportionately larger impact on the tax rate in that period.

Balance Sheet and Other Items

At December 31, 2024, the Company's cash and cash equivalents balance was $165.8 million, compared to $66.2 million at December 31, 2023. The Company used $109.5 million for dividend payments to shareholders, $89.2 million for the repayment of debt (net of borrowings), $42.3 million for capital expenditures, and $20.0 million for an acquisition in the twelve months ended December 31, 2024.
The Company's outstanding long-term indebtedness, including current maturities, was $757.3 million at December 31, 2024, and the Company was in compliance with its debt covenants. As of December 31, 2024, the Company had $452.5 million of borrowing availability under the revolving credit facility.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its fourth quarter results on Tuesday, February 11, 2025, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required conference ID 823178. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for participants outside the U.S. and referencing access code 151640. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
(In thousands, except per share amounts)

Net sales	$803,138	$837,544	$3,741,208	$3,784,808
Cost of sales	633,732	676,493	2,861,493	3,008,618
Gross profit	169,406	161,051	879,715	776,190
Selling, general and administrative expenses	153,272	158,430	661,478	652,762
Operating profit	16,134	2,621	218,237	123,428
Interest expense, net	5,100	9,456	28,899	40,424
Income (loss) before income taxes	11,034	(6,835)	189,338	83,004
Provision (benefit) for income taxes	1,487	(4,458)	46,471	18,809
Net income (loss)	$9,547	$(2,377)	$142,867	$64,195

Net income (loss) per common share:
Basic	$0.37	$(0.09)	$5.61	$2.54
Diluted	$0.37	$(0.09)	$5.60	$2.52

Weighted average common shares outstanding:
Basic	25,481	25,342	25,447	25,305
Diluted	25,599	25,342	25,507	25,436

Depreciation	$16,482	$18,719	$70,393	$74,693
Amortization	$13,211	$14,231	$55,300	$57,075
Capital expenditures	$10,943	$12,149	$42,333	$62,209

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$328,254	$325,987	$1,514,578	$1,358,853
Motorhomes	47,808	62,952	233,066	269,356
Adjacent Industries OEMs	245,491	269,156	1,112,806	1,275,533
Total OEM Segment net sales	621,553	658,095	2,860,450	2,903,742
Aftermarket Segment:
Total Aftermarket Segment net sales	181,585	179,449	880,758	881,066
Total net sales	$803,138	$837,544	$3,741,208	$3,784,808

Operating profit (loss):
OEM Segment	$1,858	$(11,725)	$107,081	$17,361
Aftermarket Segment	14,276	14,346	111,156	106,067
Total operating profit	$16,134	$2,621	$218,237	$123,428

Depreciation and amortization:
OEM Segment depreciation	$12,446	$14,557	$53,484	$58,397
Aftermarket Segment depreciation	4,036	4,162	16,909	16,296
Total depreciation	$16,482	$18,719	$70,393	$74,693

OEM Segment amortization	$9,417	$10,375	$39,843	$41,579
Aftermarket Segment amortization	3,794	3,856	15,457	15,496
Total amortization	$13,211	$14,231	$55,300	$57,075

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,	December 31,
	2024	2023
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$165,756	$66,157
Accounts receivable, net	199,560	214,707
Inventories, net	736,604	768,407
Prepaid expenses and other current assets	58,318	67,599
Total current assets	1,160,238	1,116,870
Fixed assets, net	432,728	465,781
Goodwill	585,773	589,550
Other intangible assets, net	392,018	448,759
Operating lease right-of-use assets	224,313	245,388
Other long-term assets	99,669	92,971
Total assets	$2,894,739	$2,959,319

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$423	$589
Accounts payable, trade	187,684	183,697
Current portion of operating lease obligations	38,671	36,269
Accrued expenses and other current liabilities	185,275	174,437
Total current liabilities	412,053	394,992
Long-term indebtedness	756,830	846,834
Operating lease obligations	199,929	222,680
Deferred taxes	26,110	32,345
Other long-term liabilities	112,931	107,432
Total liabilities	1,507,853	1,604,283
Total stockholders' equity	1,386,886	1,355,036
Total liabilities and stockholders' equity	$2,894,739	$2,959,319

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2024	2023
(In thousands)
Cash flows from operating activities:
Net income	$142,867	$64,195
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	125,693	131,768
Stock-based compensation expense	18,653	18,229
Deferred taxes	(7,073)	2,067
Other non-cash items	7,209	7,716
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	13,469	1,594
Inventories, net	46,335	235,347
Prepaid expenses and other assets	4,532	25,954
Accounts payable, trade	3,474	38,737
Accrued expenses and other liabilities	15,125	1,622
Net cash flows provided by operating activities	370,284	527,229
Cash flows from investing activities:
Capital expenditures	(42,333)	(62,209)
Acquisitions of businesses	(19,957)	(25,851)
Other investing activities	1,192	4,312
Net cash flows used in investing activities	(61,098)	(83,748)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(9,159)	(9,628)
Proceeds from revolving credit facility	86,248	248,900
Repayments under revolving credit facility	(138,752)	(464,822)
Repayments under term loan and other borrowings	(36,655)	(61,099)
Payment of dividends	(109,471)	(106,336)
Payment of contingent consideration and holdbacks related to acquisitions	(2)	(31,857)
Other financing activities	(430)	(1,342)
Net cash flows used in financing activities	(208,221)	(426,184)
Effect of exchange rate changes on cash and cash equivalents	(1,366)	1,361
Net increase in cash and cash equivalents	99,599	18,658
Cash and cash equivalents at beginning of period	66,157	47,499
Cash and cash equivalents at end of period	$165,756	$66,157

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	67.7	63.4	291.6	259.1
Motorhome RVs	8.0	10.1	34.9	45.9
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	54.8	53.7	307.0	327.0
Impact on dealer inventories	12.9	9.7	(15.4)	(67.9)
Motorhome RVs	7.9	8.0	40.0	45.3

			Twelve Months Ended
			December 31,
			2024	2023
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV			$5,097	$5,058
Motorhome RV			$3,742	$3,506

			December 31,
			2024	2023
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (2)			$452.5	$245.3
Days sales in accounts receivable, based on last twelve months			29.9	30.1
Inventory turns, based on last twelve months			4.0	3.5

			2025
Estimated Full Year Data:
Capital expenditures			$50 - $70 million
Depreciation and amortization			$115 - $125 million
Stock-based compensation expense			$18 - $23 million
Annual tax rate			24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA and net income as a percentage of net sales to EBITDA as a percentage of net sales.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
(In thousands)
Net income (loss)	$9,547	$(2,377)	$142,867	$64,195
Interest expense, net	5,100	9,456	28,899	40,424
Provision (benefit) for income taxes	1,487	(4,458)	46,471	18,809
Depreciation expense	16,482	18,719	70,393	74,693
Amortization expense	13,211	14,231	55,300	57,075
EBITDA	$45,827	$35,571	$343,930	$255,196

Net sales	$803,138	$837,544	$3,741,208	$3,784,808
Net income (loss) as a percentage of net sales	1.2%	(0.3%)	3.8%	1.7%
EBITDA as a percentage of net sales	5.7%	4.2%	9.2%	6.7%
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of EBITDA and EBITDA as a percentage of net sales to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income (loss) before interest expense, net, provision/benefit for income taxes, depreciation expense, and amortization expense during the three and twelve month periods ended December 31, 2024 and 2023. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.